Exhibit 99.1

Diedrich Coffee Reports Fiscal 2008 Results

Irvine, California, October 8, 2008 – Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its fiscal year ended June 25, 2008. For the fiscal year 2008, after recording a non-cash charge for goodwill and asset impairment, the Company reported a net loss of $13,776,000, or $2.52 loss per share, compared to a net loss of $1,765,000, or $0.33 loss per share, in fiscal year 2007. Including the impairment adjustments, the net loss in the fourth quarter of fiscal year 2008 was $10,194,000, or $1.86 loss per share, compared to a net loss of $2,344,000, or $0.42 loss per share, for the fourth quarter of fiscal 2007.

Results from the fiscal year 2008 include a non-cash charge of $7,161,000, or $1.31 loss per share, and include an impairment of $6,832,000 of the Company’s goodwill associated with the 1999 acquisition of Coffee People, Inc., and an asset impairment charge of $329,000 related to Gloria Jean’s retail stores. Results from fiscal year 2008 also include an after-tax gain of $771,000, or $0.14 per share, from escrow proceeds received in the first quarter of fiscal year 2008 from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations in the prior fiscal year. Results from the fiscal year 2007 include net income from Discontinued Operations of $1,984,000, or $0.37 per share.

Continuing Operations

During the fiscal year 2007, the Company sold the majority of its Diedrich Coffee and Coffee People company-operated locations. In fiscal years 2008 and 2007, the Company accounted for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company’s strategic direction is to focus on growing the wholesale business segment and other related distribution channels, including franchise stores. The Company continues to own and operate the wholesale, Gloria Jean’s retail and Gloria Jean’s domestic franchise businesses that together comprise Continuing Operations and retains the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations.

Results from Continuing Operations for the fourth quarter of fiscal year 2008 were a loss of $10,198,000, or $1.86 loss per share, compared to loss from Continuing Operations of $1,507,000, or $0.27 loss per share, for the fourth quarter of the prior year. Excluding the one-time non-cash charge to goodwill and asset impairment, results from Continuing Operations for the fourth quarter of fiscal year 2008 were a loss of $3,037,000, or $0.55 loss per share.

Results for fiscal year 2008 from Continuing Operations were a loss of $14,547,000, or $2.66 loss per share, compared to a loss from Continuing Operations of $3,749,000, or $0.70 loss per share, for the same period of the prior year. Excluding the non-cash charge to goodwill and asset impairment, results from Continuing Operations for fiscal year 2008 were a loss of $7,386,000, or $1.35 loss per share.

Revenue

Total revenue increased by $3,195,000, or 28.5%, to $14,410,000 for the fourth quarter of fiscal year 2008 as compared with total revenue of $11,215,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $3,810,000, up 43.3%, franchise revenue decreased $148,000, down 16.4%, and retail sales decreased $467,000, down 30.8% for the fourth quarter of the current fiscal year compared to the prior year quarter. Total revenue increased by $9,733,000, or 26.6%, to $46,340,000 for fiscal year 2008 as compared with total revenue of $36,607,000 in the same period of the prior year. With respect to the components of total revenue, wholesale revenue increased $10,958,000, up 38.9%, franchise revenue decreased $671,000, down 19.1%, and retail sales decreased $554,000, down 11.1%.

Wholesale revenue from sales to office coffee distributors (“OCS”) and foodservice customers rose sharply for the quarter while roasted coffee sales to franchise locations decreased marginally. For the fourth quarter of fiscal year 2008, wholesale sales to OCS and foodservice customers increased $4,035,000, or 53.8%, from the prior year quarter, with Keurig “K-cup” sales increasing 62.2% from the prior year quarter. Wholesale sales to franchise locations decreased $224,000, or 17.4% for the fourth quarter of fiscal year 2008. For fiscal year 2008, wholesale sales to OCS and foodservice customers increased $12,069,000, or 53.5%, from the same period of the prior year, with Keurig “K-cup” sales increasing 61.6% from the prior year and wholesale sales to franchise locations having decreased $1,111,000, or 20.0%.

Franchise revenue decreased by $148,000 for the fourth quarter of fiscal year 2008 and by $671,000 for fiscal year 2008, primarily due to a net decrease in unit count and negative comparable store sales. Gloria Jean’s has been affected by the same weak macroeconomic and consumer environments cited by many other mall-based retail operators that include low mall customer traffic, a larger-than-expected slowdown in discretionary consumer spending and inclement weather in major markets that combined to hurt sales.

Retail sales for the fourth quarter of fiscal year 2008 decreased $467,000 and decreased $554,000 for fiscal year 2008 primarily due to fewer company-operated stores and negative comparable store sales. This decrease was offset by an increase in Ecommerce sales in the fourth quarter of fiscal year 2008 of $66,000, or 18.9% and an increase for the current fiscal year of $392,000, or 33.9%, as compared to the prior fiscal year.

Costs and Expenses

Cost of sales and related occupancy costs for the fourth quarter of fiscal year 2008 increased $3,798,000, or 47.5%, to $11,791,000 from $7,993,000 in the prior year period. Cost of sales and related occupancy increased as a percentage of wholesale and retail revenues to 86.3% for the current quarter compared to 77.5% in the prior year period. Year-to-date cost of sales and related occupancy costs increased $11,642,000, or 48.0%, to $35,886,000 from $24,244,000 in the prior year period. Cost of sales and related occupancy increased as a percentage of wholesale and retail revenues to 82.5% for the year to date period compared to 73.3% in the prior year period.

Cost of sales for the fourth quarter of fiscal year 2008 increased $3,971,000, or 51.8%, to $11,634,000 from $7,663,000 in the prior year period. Cost of sales increased as a percentage of wholesale and retail revenues to 85.2% for the current quarter compared to 74.3% in the prior year period. The increase is primarily due to the significant increase in wholesale sales over the prior year period, sales mix changes related to the higher percentage of K-cups sales which have a lower margin than other coffee products and higher manufacturing costs related to the addition of production lines and other capital improvements at the roasting facility to increase production capacity.

In addition, the increase in cost of sales is due to several factors affecting the coffee industry in general including historically high green coffee costs, increases in prices of other raw materials and higher energy and transportation costs. Prices for the high-quality coffees roasted by Diedrich Coffee have in most cases increased at a higher rate than the general commodity (“C Grade”) price which has been trading at a 10-year high.

For fiscal year 2008, cost of sales increased by $11,571,000, or 50.1%, to $34,673,000 from $23,102,000 in the prior year period primarily due to the aforementioned factors. For fiscal year 2008 cost of sales increased as a percentage of wholesale and retail revenues to 79.7% for the current year period compared to 69.8% in the prior year period.

Occupancy costs for the fourth quarter of fiscal year 2008 decreased $173,000 to $157,000 from $330,000 in the prior year period primarily due to a decrease in rent associated with closed retail stores and franchise operations. Occupancy costs for the current fiscal year increased slightly by $71,000, or 6.2%, to $1,213,000 from $1,142,000 in the prior fiscal year.

Operating expenses decreased $907,000, or 27.9%, to $2,345,000 from $3,252,000 and decreased as a percentage of total revenue to 16.3% in the fourth quarter of the current fiscal year from 29.0% in the fourth quarter of last year. For the current fiscal year, operating expenses decreased $744,000, or 7.7%, to $8,887,000 from $9,631,000 and decreased as a percentage of total revenue to 19.2% compared to 26.3% in the prior year period. The decrease is due primarily to a decrease in retail costs associated with fewer retail stores along with a decrease in franchise operating costs primarily in compensation, marketing and legal fees.

For the fourth quarter of fiscal year 2008, general and administrative expenses increased $1,189,000. For the fiscal year, general and administrative expenses increased $1,778,000 and as a percentage of revenue was 18.2% for each of the years. Increases in general administrative and expenses were due primarily to legal settlement reserves, Sarbanes-Oxley compliance costs and an increase in consulting, legal and outside services.

For fiscal year 2008, the Company’s annual impairment evaluation resulted in a non-cash impairment charge of $7,161,000, or $1.31 loss per share, for the impairment of the Company’s goodwill associated with the 1999 acquisition of Coffee People, Inc. and asset impairment related to Gloria Jean’s retail operations in the fourth quarter of the current fiscal year.

Discontinued Operations / Gain on Sale

The Company accounts for its Diedrich Coffee and Coffee People company-operated retail operations that were sold or closed in fiscal 2007 as Discontinued Operations. The Company’s retail sales are primarily limited to its E-commerce web stores and continue to operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations. For more information, please refer to the Form 10-K for the fiscal year ended June 25, 2008.

The gain for the fourth quarter of fiscal year 2008 relating to Discontinued Operations was $4,000 compared to a loss of $837,000, or $0.15 loss per share, in the same period of the prior year. Results for fiscal year 2007 include the after tax gain of $3,580,000, or $0.66 per share and a loss relating to Discontinued Operations of $1,596,000, or $0.29 loss per share. Income from Discontinued Operations for the current fiscal year was $771,000, or $0.14 per share, compared to income of $1,984,000, or $0.37 per share in the prior fiscal year. The income for the current fiscal year was the result of the escrow proceeds received from the sale of the majority of the Company’s Diedrich Coffee and Coffee People company-operated locations to Starbucks in the prior fiscal year. The loss from discontinued operations for fiscal year 2007 included restructuring expenses, impairment charges, closed store reserves and workers compensation accrual increases.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands include Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of June 25, 2008, the Company’s 123 retail outlets, the majority of which are franchised, are located in 28 states. For more information about Diedrich Coffee, call (800) 354-5282, or visit the Company’s web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA:	Sixteen Weeks Ended June 25, 2008 (unaudited)	Sixteen Weeks Ended June 27, 2007 (unaudited)	Fifty-Two Weeks Ended June 25, 2008	Fifty-Two Weeks Ended June 27, 2007
Wholesale revenue	$12,606	$8,796	$39,103	$28,145
Franchise Revenue	753	901	2,843	3,514
Retail sales	1,051	1,518	4,394	4,948

Total revenue	14,410	11,215	46,340	36,607

Cost of sales and related occupancy costs	11,791	7,993	35,886	24,244
Operating expenses	2,345	3,252	8,887	9,631
Depreciation and amortization	446	320	1,281	1,059
General & administrative expenses	2,918	1,729	8,439	6,661
Provision for goodwill and asset impairment	7,161	355	7,161	1,073
Loss on asset disposals	—	36	76	14

Total costs and expenses	24,661	13,685	61,730	42,682

Operating loss from continuing operations	(10,251)	(2,470)	(15,390)	(6,075)
Interest expense	(102)	(20)	(136)	(230)
Interest and other income, net	89	167	442	436

Loss from continuing operations before income tax benefit	(10,264)	(2,323)	(15,084)	(5,869)
Income tax benefit	66	816	537	2,120

Loss from continuing operations	(10,198)	(1,507)	(14,547)	(3,749)
Discontinued operations, net of tax	4	(837)	771	1,984

Net loss	$(10,194)	$(2,344)	$(13,776)	$(1,765)

Basic and Diluted net income loss per share:
Loss from continuing operations	$(1.86)	$(0.27)	$(2.66)	$(0.70)

Income (loss) from discontinued operations, net	$—	$(0.15)	$0.14	$0.37

Net loss	$(1.86)	$(0.42)	$(2.52)	$(0.33)

Weighted average shares outstanding:
Basic and diluted	5,468	5,438	5,459	5,391

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	June 25, 2008	June 27, 2007
Cash	$670	$6,873
Accounts receivable, net	5,015	4,069
Inventories	4,652	4,323
Other assets	12,399	18,068

Total assets	$22,736	$33,333

Accounts payable	$5,169	$3,814
All other current liabilities	7,148	5,683
Other liabilities	677	684
Stockholders’ equity	9,742	23,152

Total liabilities and stockholders’ equity	$22,736	$33,333

Total retail units (company and franchise, all brands)	123	153